September 23, 2008

Board of Directors
Language Access Network, Inc.
10 SOUTH HIGH STREET
CANAL WINCHESTER OH 43110

This letter is to outline our proposal for assisting your company in completing its audit for the year ended December 31, 2008. As officers of a soon to be public company, I am sure that you can see how it is important to have available the expertise of accounting professionals who are knowledgeable in SEC reporting, Sarbanes-Oxley compliance, and Generally Accepted Accounting Principles. In my 20 years of auditing public companies I have found that most small companies can not afford to hire a full time Chief Financial Officer. It is advantageous for them to engage a consultant to partially fill the C.F.O. role on a part-time basis. This need has become even more acute in light of the Sarbanes-Oxley legislation which requires that management of public companies to be ever more vigilant, and even personally liable for the representations made in the financial statements. Sarbanes-Oxley also requires the auditor to remain more arms-length and independent than ever. For instance, auditors may no longer draft a company’s financial statements, post adjustments, or draft SEC filings.  This is where we can help.  The services we can provide to your company are as follows:

1.
Review the accounting prepared by your bookkeeper, and adjust for additional accruals, omissions, or more complicated items, such as Black-Scholes expense and the disclosures particular to your industry, prepare a workpaper package for the auditors  and consolidate the parent with the subsidiary;

2.
Prepare financial statements in accordance with generally accepted accounting principles in the US for inclusion in the company’s SEC filings and to be audited by the company’s independent accountants;

3.	Draft management’s discussion and analysis for inclusion in the Form 10KSB.

Our fee to complete the services described above the year ended December 31, 2008 will be $40,000. The fee will be payable in cash or shares of common stock of the Company.  The Company agrees to file an S-8 Registration Statement to register the shares for sale. Our ability to complete the project on a timely and thorough manner depends upon the cooperation we receive from you and accounting staff.

Additional services we offer include:

1.	Preparation of and consultation regarding other SEC filings, registration statements, proxies, and other disclosures.
2.	Tax return preparation.
3.	Filings for listing on stock exchanges such as the NASDAQ or AMEX.
4.	Consultation on the formation of compensation and audit committees and rule 404 as required under Sarbanes-Oxley.
5.	Introduction to market makers and potential funding sources.
6.	Introduction to auditing firms.

We have spoken with several potential auditing firms with which we have a good relationship.  They are aware of our relationship with your company, and our role in completing audit and review engagements. Their proposal for the audit will come in a separate letter.

If this proposal is acceptable to you please sign below.  We look forward to receiving some accounting from your book keeper this week.

Sincerely,
R. Gordon Jones

Accepted:

Director